EXHIBIT 99.1

Autumn Bayles Named to

Veritiv Board of Directors

ATLANTA (May 9, 2022) -- Veritiv Corporation (NYSE: VRTV), a full-service provider of business-to-business distribution solutions, announced today the appointment of Autumn R. Bayles to the company’s board of directors. She will be a member of the Compensation and Leadership Development and Nominating and Governance committees.

Ms. Bayles is Senior Vice President of Global Supply Chain for Aramark Corporation, a global food and facilities company. There she is responsible for the managed services supply chain network. Prior to her current role, she served as Aramark’s Vice President of Strategic Development and Vice President of Global Operational Excellence. Ms. Bayles previously served as Senior Vice President of Strategic Operations and Chief Information Officer for Tasty Baking Company, a consumer-packaged goods company.

"Autumn is a trusted leader with significant experience in supply chain, operations, and technology,” said Stephen Macadam, Chairman of the Board of Veritiv Corporation. “I am confident Autumn will be a strong addition to our Board with her knowledge and expertise in global trade, as well as her active community engagements.”

Ms. Bayles serves as a director of QNB. She is also an advisory board member for Double H. Plastics and Independence Blue Cross. Additionally, Ms. Bayles is a member of Women Corporate Directors and a Trustee for Shore Memorial Health System.

About Veritiv

Veritiv Corporation (NYSE: VRTV), headquartered in Atlanta and a Fortune 500® company, is a full-service provider of packaging, JanSan and hygiene products, services and solutions. Additionally, Veritiv provides print and publishing products, and logistics and supply chain management solutions. Serving customers in a wide range of industries both in North America and globally, Veritiv has distribution centers throughout the U.S. and Mexico, and team members around the world helping shape the success of its customers. For more information about Veritiv and its business segments visit www.veritivcorp.com.

Veritiv Contacts:

Investors: Scott Palfreeman, 844-845-2136 Media: Kristie Madara, 770-391-8471